EXHIBIT 3.4

                                 BYLAW AMENDMENT

                               DATED MARCH 6, 1998

        RESOLVED, that the Bylaws of the Company are hereby amended by amending and replacing Section 1 thereto with the following:


               Section 1. ANNUAL MEETING. An annual meeting of the sharehodlers ahll be held for the purpose of electing directors and for the transaction of such other business as may come before the meeting on such date and at such time as the Board of Directors shall fix and set forth in the notice of the meeting.